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                                                                      EXHIBIT 11



                              MEDAPHIS CORPORATION



     COMPUTATION OF PRIMARY AND FULLY DILUTED PRO FORMA EARNINGS PER SHARE


                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



PRIMARY



                          DESCRIPTION                                 1995         1994      1993
----------------------------------------------------------------  -------------   -------   -------
                                                                  (AS RESTATED)
Weighted average shares outstanding during the period...........      49,412       43,104    36,191
Shares issuable upon assumed exercise of stock option, less
  amounts assumed repurchased under the treasury stock method...          --        2,446     1,866
                                                                  -------------   -------   -------
Total weighted average common stock and common stock equivalents
  outstanding during the period.................................      49,412       45,550    38,057
                                                                   =========      =======   =======
Pro forma net income (loss).....................................     $(4,680)     $22,935   $13,069
                                                                   =========      =======   =======
Pro forma net income (loss) per common share....................     $ (0.09)     $  0.50   $  0.34
                                                                   =========      =======   =======



FULLY DILUTED



                         DESCRIPTION                                1995          1994       1993
--------------------------------------------------------------  -------------   --------   --------
                                                                (AS RESTATED)
Weighted average shares outstanding during the period.........      49,412        43,104     36,191
Shares issuable upon assumed exercise of stock options, less amounts assumed repurchased under the treasury stock
  method......................................................          --         3,001      2,242
Convertible Debentures........................................          --         4,527         --
                                                                   -------      --------   --------
Total weighted average common stock and common stock
  equivalents outstanding during the period...................      49,412        50,632     38,433
                                                                   =======      ========   ========
Pro forma net income (loss)...................................     $(4,680)     $ 22,935   $ 13,069
                                                                   =======      ========   ========
Interest adjustment...........................................          --         2,614         --
                                                                   -------      --------   --------
                                                                   $(4,680)     $ 25,549   $ 13,069
                                                                   =======      ========   ========
Pro forma net income (loss) per common share..................     $ (0.09)     $   0.50   $   0.34
                                                                   =======      ========   ========